UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2006

ZIONS BANCORPORATION

(Exact Name of Registrant as Specified in its Charter)

Utah	0-2610	87-0227400
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One South Main, Suite 1134, Salt Lake City, Utah		84111
(Address of Principal Executive Office)		(Zip Code)

(801) 524-4787

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 1, 2006, upon the recommendation of the Board of Directors, the shareholders of Zions Bancorporation (“Zions”) approved the Zions Long Term Executive Incentive Compensation Plan (the “LTIP”).  The Compensation Committee of the Zions Board of Directors had previously adopted a Value Sharing Plan covering the years 2006 through 2008 under the LTIP (the “2006 Plan”), subject to shareholder approval in the case of any officers of Zions whose compensation is subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The LTIP and 2006 Plan are intended to encourage the creation of long-term shareholder value by providing cash bonuses to certain officers of Zions if certain objective performance criteria are achieved.  Compensation paid pursuant to the 2006 Plan to Zions’ officers is intended, to the extent reasonable, to qualify for tax deductibility under Section 162(m) of the Code, and the regulations promulgated thereunder, as may be amended from time to time.

The corporate level award fund established under the 2006 Plan ranges in amount from $0 to $54,973,750. The award fund for each plan is equal to a fraction of the incremental adjusted earnings during the plan period. The incremental adjusted earnings during the plan period is calculated as the difference between the cumulative adjusted earnings during the plan period less the product of three times the adjusted earnings for 2005. If adjusted earnings during the plan period do not grow at an annualized threshold rate of 5%, the base award amount will equal zero and there will be no amounts paid under the corporate level 2006 Plan. If the adjusted earnings during the plan period were to grow at an annualized rate of 11.7%, the base award amount would be $12,935,000. If the adjusted earnings during the plan period were to grow at an annualized rate of 15%, the base award amount would be $17,232,824. The base award amount will then be adjusted by a multiplier determined by the increase in average annual adjusted return on equity of Zions for the three-year period compared to Zions’ adjusted return on equity for 2005.  If the marginal return on equity is 11% or less, the multiplier will be 0 and there will be no amounts paid under the corporate level 2006 Plan. If the marginal return on equity is greater than 11% the factor will increase incrementally to a maximum of 2.25. For example, if the marginal return on equity is 14%, the multiplier will be 1, if the marginal return on equity is 20% the multiplier will be 2 and if the marginal return on equity is 21.5% or greater the multiplier will be 2.25. The maximum aggregate of all payments possible under the 2006 corporate level award fund is $54,973,750, which equates to $4.25 per unit. Adjustments are to be made for stock splits, stock dividends and other changes to the capitalization of Zions, its subsidiaries or its business units. Award funds for subsidiaries under the 2006 Plan are calculated on a similar basis. The maximum total amount payable under the award funds for corporate level and subsidiary level Value Sharing Plans is $165,048,750.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

                On May 1, 2006, the Board of Directors of Zions adopted a new Code of Business Conduct and Ethics that applies to Zions’ officers and employees, including its principal executive officer, principal financial officer and principal accounting officer.  The new code will be effective at a later date when it is posted to Zions’ website.  The new code addresses, among other things, honesty, respect for others, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, speaking up and administration of standards.  Each of these topics was also covered by Zions’ prior code of business conduct and ethics.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zions Bancorporation

Date: May 5, 2006	By:	/s/ Thomas E. Laursen
Thomas E. Laursen Executive Vice President and General Counsel